Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jamie Fulmer- (864)-342-5633
jfulmer@advanceamerica.net

Advance America Comments on Recent FDIC Guidance

SPARTANBURG, S.C., March 2, 2005 - Advance America, Cash Advance Centers, Inc. (NYSE: AEA) announced that on March 1, 2005 the Federal Deposit Insurance Corporation (FDIC) issued revised Payday Lending Guidance to FDIC-supervised institutions that offer payday loans including the lending banks for which Advance America acts as an agent.  Advance America and the lending banks for which it operates as an agent under the agency business model are currently in the process of reviewing the Guidance.

Advance America’s Chief Executive Officer, Billy Webster, commented on the Guidance. “ Our initial review, without the benefit of detailed discussions with the lending banks, indicates the Guidance does several things:  It reiterates that federal law authorizes federal and state-chartered insured depository institutions to export their home state’s interest rates to other states in which they do business and acknowledges that these institutions may administer their own lending programs or do so through arrangements with third parties. It also targets the frequency of borrower usage of payday loans offered by FDIC supervised institutions and will limit the period a customer may have payday loans outstanding from any lender to three months during the previous twelve-month period.  It remains to be seen what procedures may be proposed by the lending banks or accepted by the FDIC.  It is, therefore, too early to determine how much of an impact, financially and otherwise, the modifications to the Guidance will have on the lending banks and subsequently the agency business model.  We will cooperate with our lending bank partners to implement whatever policies and procedures they decide are appropriate and necessary to comply with the new Guidance.”

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading payday advance provider. Advance America offers convenient, less-costly, short-term credit options to consumers whose needs are not met by traditional financial institutions. The company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this news release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in the release other than those relating to our historical information or current condition will be forward-looking statements. For example any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable. Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements. For a more detailed discussion of some of these factors, please refer to the section captioned “Forward-Looking Statements” in our recent final prospectus for our IPO filed with the SEC on December 17, 2004, which is available upon request or by going to our website: www.advanceamericacash.com.